Exhibit 99.1

Cellectar Reports Financial Results for Year Ended December 31, 2018 and Provides a Corporate Update

FLORHAM PARK, N.J., February 26, 2019 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced financial results for the year ended December 31, 2018, and provided a corporate update.

Fourth Quarter and Recent Corporate Highlights

•	Announced additional positive top-line results from the relapse refractory multiple myeloma cohort in its ongoing Phase 2 clinical study of CLR 131, the company’s lead product candidate. In patients with an average of 5 prior lines of systemic therapy, CLR 131 achieved a 30% overall response rate in the first 10 evaluable patients. The company previously announced an overall response rate of 33% in patients with R/R diffuse large B-cell lymphoma (DLBCL) also receiving the single, 25mCi/m2 dose of CLR 131. All patients reported here were administered one, single 30-minute infusion of 25mCi/m2, which is approximately 60% less drug than fractionated dose currently being tested in the ongoing Phase 1 study.

•	Initiated Cohort 6 of its ongoing Phase 1b study evaluating CLR 131 for the treatment of relapsed/refractory (R/R) multiple myeloma (MM).
o	Cohort 6 is evaluating up to four patients with each receiving two doses of 18.75 mCi/m2 of CLR 131 administered one week apart.
o	This fractionated dosing regimen will result in each patient being treated with an increase in average total exposure of approximately 60% over the Phase 2 efficacious dose of 25mCi/m2.
o	The fractionated dose administered in Cohort 5 indicated enhanced tolerability and safety compared with the single dose administered in Cohort 4 despite an 18% increase in the average dose. Additionally, patients in Cohort 5 experienced fewer adverse events.
o	Based on these results and the DMC recommendation, Cellectar modified the single-dose regimen of its ongoing Phase 2 study of R/R hematologic malignancies to fractionated dosing and proceeded with Cohort 6 of the Phase 1 study.

•	Granted the patent titled “Phospholipid Analogs as Diapeutic Agents and Methods of Use Thereof” by the Japanese Patent Office. The patent provides composition of matter and use protection for the company’s proprietary phospholipid ether (PLE) analogs and specifically the use of CLR 131 in breast, brain, leukemias, and a variety of other cancers

•	Announced median overall survival (mOS) of 22 months in the single dose Cohorts 1-4 of the company’s ongoing Phase 1 clinical study evaluating CLR 131 for the treatment of relapsed/refractory (R/R) multiple myeloma (MM). All of these patients were heavily pretreated, averaging five prior lines of systemic therapy.

“We continue to make meaningful progress with the clinical development of CLR 131 and have now reported activity in three cohorts of our ongoing Phase 2 study in challenging relapse/refractory hematologic cancers: diffuse large B cell, Waldenstrom’s lymphoma and multiple myeloma. The recently announced 30% response rate in relapsed/refractory multiple myeloma coupled with the median overall survival of 22 months in patients receiving a single dose from the Phase 1 study is very encouraging,” said James Caruso, president and CEO of Cellectar. “Going forward, we believe CLR 131, with a higher and more patient-friendly fractionated dosing regimen, has the potential to further improve upon its product profile and be an effective treatment in relapsed/refractory hematologic cancers. We look forward providing further updates and data for CLR 131 during 2019.”

2018 Financial Highlights

Research and development expense for the year ended December 31, 2018 was $6.8 million, compared to $9.5 million for the year ended December 31, 2017. The overall decrease in research and development expense of 28% was due primarily to a decrease in accelerated depreciation expense due to the reassessed estimated useful life of the leasehold improvements and laboratory equipment in 2017. The reassessment of the useful lives for these assets was due to the company’s decision to close its manufacturing facility and outsource all of its manufacturing.

General and administrative expense for the year ended December 31, 2018 was $4.8 million, compared to $4.1 million for the year ended December 31, 2017. The increase of 17% for 2018 was primarily related to an increase of approximately $229,000 in purchased services related to accounting, investor relations and public company costs offset by a decrease in legal fees of approximately $157,000; and an increase of approximately $510,000 in personnel related costs.

The net loss attributable to year ended December 31, 2018 was ($15.5) million, or ($5.23) per share, respectively, compared with a net loss attributable to common stockholders for the year ended December 31, 2017 of ($15.0) million, or ($10.70) per share.

As of December 31, 2018, the company had cash, cash equivalents and restricted cash of $13.3 million compared to $10.1 million at December 31, 2017. The increase was largely attributable to cash received from financing activities of approximately $15.0 million, offset by cash used in operating activities of $11.4 million and cash used in investing activities of approximately $330,000. Consistent with prior guidance, the company believes its cash on hand is adequate to fund operations into the first quarter of 2020.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development, and commercialization of drugs for the treatment of cancer. The company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and to broaden our proprietary and partnered product pipelines.

The company’s lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with R/R MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. The company plans to initiate a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma.

The company’s product pipeline also includes one preclinical PDC chemotherapeutic program (CLR 1900) and partnered assets including PDCs from multiple R&D collaborations.

For more information, please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical studies, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017 and our Form 10-K for the year ended December 31, 2018, when filed. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

646-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,255,616	$10,006,421
Restricted cash	55,000	55,000
Prepaid expenses and other current assets	641,218	412,173
Total current assets	13,951,834	10,473,594
Fixed assets, net	543,339	244,713
Goodwill	—	1,675,462
Long-term assets	540,823	465,823
Other assets	18,086	11,872
TOTAL ASSETS	$15,054,082	$12,871,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,543,819	$1,867,758
Derivative liability	43,000	105,050
Capital lease obligations, current portion	2,213	3,036
Deferred rent	33,090	138,944
Total current liabilities	1,622,122	2,114,788
LONG-TERM LIABILITIES:
Capital lease obligation, less current portion	—	2,213
Deferred rent, less current portion	170,999	—
Total long-term liabilities	170,999	2,213
TOTAL LIABILITIES	1,793,121	2,117,001
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series B preferred stock: none and 18 issued and outstanding as of December 31, 2018 and 2017, respectively	—	995,782
Series C preferred stock: 473 and none issued and outstanding as of December 31, 2018 and 2017, respectively	2,526,049	—
Common stock, $0.00001 par value; 80,000,000 shares authorized; 4,732,387 and 1,666,144 shares issued and outstanding at December 31, 2018 and 2017, respectively	47	16
Additional paid-in capital	108,323,208	94,107,981
Accumulated deficit	(97,588,343)	(84,349,316)
Total stockholders’ equity	13,260,961	10,754,463
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,054,082	$12,871,464

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

COSTS AND EXPENSES:
Research and development	$6,835,229	$9,465,666
General and administrative	4,820,073	4,135,304
Impairment of goodwill	1,675,462	—
Total costs and expenses	13,330,764	13,600,970

LOSS FROM OPERATIONS	(13,330,764)	(13,600,970)

OTHER INCOME:
Gain on revaluation of derivative warrants	62,050	22,075
Interest income, net	29,687	16,605
Total other income, net	91,737	38,680
NET LOSS	(13,239,027)	(13,562,290)
DEEMED DIVIDEND ON PREFERRED STOCK	(2,241,795)	(1,448,945)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(15,480,822)	(15,011,235)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(5.23)	$(10.70)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	2,961,972	1,403,132